Exhibit 3.89

LIMITED LIABILITY COMPANY AGREEMENT

OF

NGL SUPPLY WHOLESALE, LLC

a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT of NGL Supply Wholesale, LLC (this “Agreement”), dated as of the 14th day of October, 2010, is adopted, executed and agreed to by the sole Member (as defined below).

1.              Formation. NGL Supply Wholesale, LLC (the “Company”) has been organized as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.              Sole Member. NGL Supply, LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Member”).

3.              Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

4.              Units. Ownership in the Company shall be represented by membership units (“Units”). Such Units shall not be represented by written certificates unless otherwise approved by the Member. The Member has received one thousand (1,000) Units in return for its initial capital contribution of $1,000, which Units represent all the issued and outstanding Units of the Company.

5.              Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

6.              Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, which shall make all decisions and take all actions for the Company. Notwithstanding the foregoing, the Member may designate one or more persons, who may or may not be members of the Company, as officers (“Officers”) of the Company. Officers shall have such rights and duties as may be designated by the Member.

7.              Indemnification.

(a)                                 For purposes of this Agreement:

(i)                                “Person” shall mean an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity;

(ii)                                  “Contribution Agreement” shall mean the Contribution, Purchase and Sale Agreement dated as of September 30, 2010, among Hicks Oils & Hicksgas, Incorporated, an Indiana corporation, Hicksgas Gifford, Inc., an Indiana corporation, Gifford Holdings, Inc., an Indiana corporation, NGL Supply, Inc., an Oklahoma corporation, NGL Holdings, Inc., a Delaware corporation, the other stockholders of NGL Supply, Inc. identified on the signature pages thereto, Krim2010, LLC, an Oklahoma limited liability company, Infrastructure Capital Management, LLC, a New York limited liability company, Atkinson Investors, LLC, a Texas limited liability company, Silverthorne Energy Holdings LLC, a Delaware limited liability company, and Silverthorne Energy Partners LP, a Delaware limited partnership (the “Partnership”); and

(iii)                               “Contribution Effective Time” shall mean the time of the contribution to the Partnership of the Member on the date hereof pursuant to the Contribution Agreement.

(b)                                 For purposes of this Agreement, “Indemnitee” shall mean:

(i)                                     (A) any person who is or was, prior to the consummation of the transactions contemplated by the Contribution Agreement, a director, officer or manager (as such term is defined in the Act) of NGL Supply Wholesale, LLC, an Oklahoma limited liability company (the “Predecessor”), and (B) any person who is or was, prior to the consummation of the transactions contemplated by the Contribution Agreement, a director, officer or manager (as such term is defined in the Act) of the Company; provided that a person shall not be an “Indemnitee” by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and

(ii)                                  (A) the Member, (B) any Person who, following the Contribution Effective Time, is or was a director, officer, fiduciary, trustee, manager (as such term is defined in the Act) or managing member of the Company or the Member, (C) any Person who, following the Contribution Effective Time, is or was serving at the request of the Member as a director, officer, fiduciary, trustee, manager (as such term is defined in the Act) or managing member of another Person owing a fiduciary duty to the Company or the Member; provided that a Person shall not be an “Indemnitee” by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (D) any Person that controls the Member and (E) any Person the Member designates as an “Indemnitee” for purposes of this Agreement.

(c)                                  To the fullest, extent permitted by law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (collectively, any “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7 shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(d)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7(c) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.

(e)                                  The indemnification provided by this Section 7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to the consent of the Member, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(f)                                   The Company may purchase and maintain insurance, on behalf of the Company, its affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Company’s or any of its affiliate’s activities or such Person’s activities on behalf of the Company or any of its affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g)                                  For purposes of this Section 7, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7(c); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(h)                                 In no event may an Indemnitee subject the Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(i)                                     An Indemnitee shall not be denied indemnification in whole or in part under this Section 7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(j)                                    The provisions of this Section 7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other persons.

(k)                                 The Company’s obligation to indemnify and to prepay expenses under subparagraphs (c) and (d) of this Section 7 shall arise, and all rights granted to the Indemnitees hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. No amendment, modification or repeal of this Section 7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

8.              Limitation of Liability.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement and to the full extent permitted by applicable law, no Indemnitee shall be liable for monetary damages to the Company, to the Predecessor, to the Member or to any other persons who have acquired ownership interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)                                 To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the Predecessor or to the Member, the Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company, to the Predecessor or to the Member for such Indemnitee’s good faith reliance on the provisions of this Agreement.

(c)                                  Any amendment, modification or repeal of this Section 8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(d)                                 The Member, in its management capacity of the Company, may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate,

statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(e)                                  The Member, in its management capacity of the Company, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such persons as to matters that the Member, in its management capacity of the Company, reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

9.              Dissolution. The Company shall dissolve and its affairs shall be wound up upon (i) the consent of the Member or (ii) the entry of a decree of judicial dissolution under the Act. No other event will cause the Company to dissolve.

10.       Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

11.       Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

12.       Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature page follows]

IN WITNESS WHEREOF, the Member has adopted, executed and agreed to this Agreement effective as of the date first above written.

SOLE MEMBER:

NGL SUPPLY, LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer